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                                                                   EXHIBIT 15(a)


Texas Utilities Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated November 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statements No. 33-32831 and 33-27989 on Form S-3, Registration Statement No. 33-37131 on Form S-4 and Registration Statements No.33-32833, 33-32835, 33-32837, 33-32839, 33-32841 and 33-32843 on
Form S-8 of TUC Holding Company (to be known as Texas Utilities Company).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
November 12, 1997